As filed with the Securities and Exchange Commission on June 30, 1997

                                          Registration Statement No. 333-______


                      SECURITIES AND EXCHANGE COMMISSSION
                             Washington, D.C. 20549

                              -------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------


                                 SOFTECH, INC.
             (Exact name of Registrant as specified in its charter)


             Massachusetts                            04-2453033
       (State of Incorporation)         (I.R.S. Employer Identification Number)


                          3260 Eagle Park Drive, N.E.
                             Grand Rapids, MI 49505
                                 (616) 957-2330
      (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Mark Sweetland
                                   President
                                 SofTech, Inc.
                          3260 Eagle Park Drive, N.E.
                             Grand Rapids, MI 49505
                                 (616) 957-2330
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              -------------------

                                    Copy to:
                              John B. Steele, Esq.
                          Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is to be used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

                                            Proposed Maximum   Proposed Maximum
    Title of Shares         Amount to be    Aggregate Price       Aggregate          Amount of
    to be Registered        Registered(1)     Per Unit (2)      Offering Price    Registration Fee
    ----------------        -------------   ----------------   ----------------   ----------------

Common Stock, par value
 $0.10 per share               655,000          $ 2.281          $ 1,494,055           $ 515

-------------------
<F1>  Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split up, recapitalization or other similar event.

<F2>  This estimate is made pursuant to Rule 457(c) under the Securities Act of
      1933, as amended (the "Securities Act"), solely for the purpose of determining the amount of the registration fee and is based upon the market value of outstanding shares of SofTech, Inc.'s Common Stock on June 25, 1997, utilizing the average of the high and low sale prices reported on the NASDAQ National Market System on that date.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED June 30, 1997
                             PRELIMINARY PROSPECTUS

                                 655,000 Shares

                                 SofTech, Inc.

                                  Common Stock

                              -------------------

    See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in the Common Stock

                              -------------------

All of the shares (the "Shares") of common stock, $0.10 par value per share (the "Common Stock") of SofTech, Inc. ("SofTech" or the "Company"), offered hereby are being registered for the account of certain stockholders of SofTech named herein (the "Selling Stockholders"). The Company is registering the Shares to satisfy the Company's contractual obligations to the Selling Stockholders to use best efforts to register such Shares, but the registration of the Shares does not necessarily mean that any of the Shares will be offered or sold hereunder. See "Plan of Distribution" and "Selling Stockholders."

The Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of the sale. To the extent required, the specific Shares to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the sole right to accept and, together with such Selling Stockholders' agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the Selling Stockholders' expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the issuance and distribution of the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

The Common Stock is listed on the NASDAQ National Market System under the symbol "SOFT."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                 The date of this Prospectus is June 30, 1997.



                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York, 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400 Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

The Company's Common Stock is quoted on the NASDAQ National Market under the symbol "SOFT". Reports, proxy statements and other information about the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference the documents listed in (a) through (c) below, which have previously been filed with the Commission.

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996;

      (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since May 31, 1996; and

      (c) The description of the Common Stock contained in the Company's registration statement on Form 8-A under the Securities Act dated September 14, 1982, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide, without charge, to each person, including a beneficial owner to whom a copy of the Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Joseph P. Mullaney, the Vice President and Chief Financial Officer of the Company, 3260 Eagle Park Drive, N.E., Grand Rapids, Michigan 49505, (617) 890-8373.

This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from the results discussed on the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.


                                  RISK FACTORS

An investment in the Company involves various risks. In addition to other matters referenced in the Company's documents which are filed with the Commission and which are incorporated by reference herein, prospective stockholders should consider the following risk factors:

Liquidity and Capital Resources. Since fiscal year end May 31, 1996, various measures of the Company's liquidity and capital, including cash balance, working capital, stockholders' equity and the ratio of current assets to current liabilities, have diminished. The primary reason for this change was the cash distribution by the Company of $1.50 per share or approximately $6.3 million to shareholders on December 31, 1996. This distribution constituted the net cash proceeds and subsequent receivable collection resulting from the sale of the Company's Network Systems Group ("NSG") to Data Systems Network Corporation in September 1996.

The following table compares these measures as of May 31, 1996 to February 28, 1997 (in thousands, except current ratio):

                                       May 31,      February 28,
                                        1996            1997
                                      --------      ------------

          Cash                        $  3,017        $    319
          Working capital               12,668           8,002
          Short term borrowings              0           1,300
          Stockholders' equity          14,957          11,582
          Current ratio                 7.09:1          2.60:1

The working capital and stockholders' equity values as of February 28, 1997 and the calculation of the current ratio at February 28, 1997 in the table include the market value of 540,000 shares of Data Systems Network Corporation ("DSN") as of that date, which totaled approximately $4.7 million. The DSN shares were received by the Company in connection with the sale of the NSG to DSN in September 1996. On May 13, 1997 the Company announced the distribution of the DSN shares to the shareholders of record on May 23, 1997. The distribution was completed on June 6, 1997.

Dependence on Technology Providers. The Company's primary software offering is technology provided by Parametric Technology Corporation ("PTC"). The Company is authorized to market this technology through a Reseller Agreement that must be renewed annually and is subject to termination by either party with 30 days notice. In addition, the Company markets hardware and other software offerings through similar contractual relationships with various hardware and software technology providers. The loss of or significant change to the PTC Reseller Agreement would have a material adverse effect on the Company's business. There can be no assurance that the Company will continue to be an authorized reseller of the PTC technology or the other technology providers' hardware and software products.

Managed Growth. An important component of the Company's growth strategy includes internal expansion and strategic acquisitions of complementary businesses. During the first nine months of fiscal 1997, the Company has completed three acquisitions and has opened four new offices. While it is critical to continue this growth in order to expand the revenue base, it is equally important that the Company properly integrate and assimilate the newly established offices and acquired companies into its operations. This dual focus of growth and assimilation will require a great deal of management time and attention in order to succeed. If the Company is unable to properly manage this dual focus, the Company's business, financial condition and results of operations may be materially adversely effected.

Moreover, there can be no assurance that the Company will be able to locate suitable acquisition candidates or consummate acquisitions of any such candidates on acceptable terms. Finally, the devaluation of the Company's stock, whether resulting from potential or actual change in liquidity or a reduction in market value or otherwise, as an acquisition currency may limit or even eliminate acquisitions as a viable means for growth.

Dependence on Key Personnel. The Company is highly dependent on the members of its management team, the loss of one or more of which could have a material adverse effect on the Company. In addition, the future success of the Company is dependent on its ability to attract and retain highly skilled technical, managerial and marketing personnel. The competition for such talented individuals is very intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires. The failure to attract and retain such personnel could materially adversely effect the business, financial condition and results of operations of the Company.

Technology Changes. Over the last two years the primary software offering of the Company has changed dramatically. From 1989 through January 1995, the Company marketed, installed and supported a high-end CAD/CAM software solution that ran primarily on a UNIX platform and had an average sale price of approximately $50,000 per seat (hardware, software, installation and training solution for one engineer). In January 1995, PTC introduced a mid-range software offering that ran on a personal computer and had an average sale price per seat of approximately $18,000. From January 1995 to September 30, 1996, the Company marketed, installed and supported both the high-end and the mid-range solution. Beginning October 1, 1996 the Company was restricted from selling the high-end software solution and has focused its efforts on the mid-range software offering.

While the market for such a mid-range offering is much larger than that of the high-end solution, there is intense competition from other technology providers whose software offerings are not marketed by the Company. This end of the market is more price sensitive relative to the high-end market which could result in margin deterioration for the Company. The margins expected from the hardware platform in the mid-range market are significantly lower than that of the UNIX platforms offered in the high-end market. There can be no assurance that the Company will be able to successfully compete and operate profitably in the mid-range marketplace. There can be no assurance that the software offering of PTC will not be eclipsed by the offering of a technology provider with which the Company is not associated.

Potential for Delisting of Shares. The NASDAQ National Market currently requires that all issuers meet the following minimum standards to maintain the listing on the Exchange: a minimum bid price of $1.00 per share; net tangible assets of at least $2.0 million if the issuer has sustained losses from continuing operations and/or net losses in two of its most recent fiscal years (as has the Company); net tangible assets of $4.0 million if the issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; net tangible assets of $1.0 million regardless of historical results; 200,000 shares of public float; $1.0 million market value of public float; 400 shareholders; and at least two market makers.

There is currently a NASDAQ proposal to increase the minimum net tangible assets to $4.0 million regardless of historical results, increase the shares of public float to 750,000, and increase the market value of the public float to $5.0 million. The required minimum bid of $1.00, the number of market makers and shareholders would remain the same under the new proposal. This proposal has been submitted to the Securities and Exchange Commission ("SEC") for approval.

In the event that the Company failed to maintain the minimum requirements as detailed above, NASDAQ would institute proceedings to delist the shares. In the event the NASDAQ proposal is approved by the SEC, the Company will have six months following the approval of the rule changes to comply with the new standards.


                                  THE COMPANY

SofTech, Inc. (the "Company" or "SofTech") is a Massachusetts corporation incorporated on June 10, 1969. The Company's principal executive office is located at 3260 Eagle Park Drive, N.E., Grand Rapids, Michigan 49505 and its telephone number at that location is (616)957-2330.


                              SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of shares registered hereby and the percentage of shares of Common Stock held by the Selling Stockholders. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, the Selling Stockholders will receive all of the net proceeds from the sale of its Shares offered hereby. The Company has been advised by the Selling Stockholders that, not withstanding the registration of its Shares pursuant to the Registration Statement of which this Prospectus is a part, the Selling Stockholders have no present intention to sell any of the Shares, but may in the future determine to do so.

                            Number of Shares of
                            Common Stock Owned       Number of Shares
Selling Stockholders        Before the Offering      Being Registered

John F. Davis                     135,000                 135,000
Matthew Elzea                     135,000                 135,000
Daniel Iaria                      135,000                 135,000
Roy Thrower                       170,000                 170,000
Michael Collins                    70,000                  70,000
Allen Carrico                      10,000                  10,000
                                  -------                 -------
                                  655,000                 655,000

In recognition of the fact that Selling Stockholders may desire to sell their Shares when they consider appropriate, the Company has filed with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) with respect to the sale of the Shares by the Selling Stockholders. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective through December 31, 1997.

The Selling Stockholders acquired their shares of Common Stock pursuant to one of two separate and unrelated acquisitions described below. Messrs. Davis, Elzea and Iaria received the Shares pursuant to a Stock Purchase Agreement dated December 31, 1996 by and among SofTech, Inc., Information Decisions, Inc. ("IDI"), a wholly-owned subsidiary of SofTech, Inc., Computer Graphics Corporation, an Indiana corporation, and John Davis, Matthew Elzea and Daniel Iaria. Messrs. Thrower, Collins and Carrico received the Shares pursuant to a Stock Purchase Agreement dated February 27, 1997 by and among SofTech, Inc., IDI, RAM Design & Graphics, a North Carolina corporation, and Roy Thrower, Michael Collins and Allen Carrico. All of the Selling Shareholders are currently employed by the Company.


                              PLAN OF DISTRIBUTION

The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time, on the NASDAQ National Market System on terms to be determined by the Selling Stockholders at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer shares to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation; which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

To the extent required, the specific shares of Common Stock to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

The Shares offered hereby may be sold from time to time, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of the Company's Common Stock by the Selling Stockholders.

The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes.

The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.



----------------------------------------

No person has been authorized in
connection with the offering made hereby to give any information or make any representation not contained in this
Prospectus, and if given or made, such
information or representation must not
be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

----------------------------------------



-------------------------------------------------------

            TABLE OF CONTENTS


Available Information...............................  5

Incorporation of Certain Documents by Reference.....  5

Risk Factors........................................  7

The Company.........................................  9

Selling Stockholders ...............................  9

Plan of Distribution ............................... 10

Legal Matters ...................................... 20

Experts ............................................ 21


-------------------------------------------------------

              June 30, 1997



                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


           Registration fee                         $   515
           Blue Sky fees                                  0
           Legal fees and expenses                    2,000
           Accountant's fees and expenses               500
           Miscellaneous                              1,000
                                                    -------
              Total                                 $ 4,015
                                                    =======

All expenses in connection with the issuance and distribution of the securities being offered will be borne by the Company.

Item 15. Indemnification of Directors and Officers.

Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of the majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its By-laws the Company has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Section 9 of
Article V of the Company's By-laws indemnifies directors and officers of the Company against liability and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers or by reason of their agreeing to serve, at the request of the Company, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company. Under this provision, a director or officer of the Company shall be indemnified by the Company for all expenses, judgments and amounts paid in settlement of such proceedings, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

The Company's By-laws establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification above shall be made unless the Board of Directors or independent counsel determines that the applicable standard of conduct has not been met. Such a determination may be made by a majority of the directors or a committee thereof or independent legal counsel. The Board of Directors shall authorize advancing litigation expenses to a director or officer at his or her request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Article 6C of the Company's Articles of Organization, as amended, eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

As permitted by Massachusetts law, the Company has purchased directors' and officers' liability insurance, which insures against certain losses arising from claims against directors or officers of the Company by reason of certain acts including a breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted or any of the foregoing so alleged by the claimant or any claim against an officer or director of the Company solely by reason of his being such officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit
  No.                                   Description

  2.1 Stock Purchase Agreement dated as of December 31, 1996 by and among SofTech, Inc., Information Decisions, Inc., Computer Graphics Corporation, and John Davis, Matthew Elzea and Daniel Iaria.

  2.2 Stock Purchase Agreement dated as of February 27, 1997 by and among SofTech, Inc., Information Decisions, Inc., RAM Design & Graphics, and Roy L. Thrower, Michael D. Collins and Allen Carrico.

  5.1 Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered.

 23.1       Consent of Coopers & Lybrand L.L.P., Independent Accountants.

 23.2 Consent of Goodwin, Procter & Hoar (included in Exhibit 5.1 hereto).

 24.1 Power of Attorney (included on page 17 of this registration statement).

Item 17. Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, Michigan, on June 30, 1997.

                                        SOFTECH, INC.



                                        By: /s/ Mark R. Sweetland
                                            -----------------------------------
                                                Mark R. Sweetland, President


                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SofTech, Inc. hereby severally constitute Mark R. Sweetland and Joseph P. Mullaney, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable SofTech, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                              Title                              Date

By: /s/ Mark R. Sweetland      President, Chief Executive Officer             June 30, 1997
        Mark R. Sweetland      and Director (principal executive officer)

By: /s/ Joseph P. Mullaney     Vice President, Treasurer and                  June 30, 1997
        Joseph P. Mullaney     Chief Financial Officer (principal
                               financial and accounting officer)

By: /s/ Timothy Weatherford    Vice President and Director                    June 30, 1997
        Timothy Weatherford

By: /s/ Ronald Elenbaas        Director                                       June 30, 1997
        Ronald Elenbaas

By: /s/ William Johnston       Director                                       June 30, 1997
        William Johnston

By: /s/ Kenneth Ledeen         Director                                       June 30, 1997
        Kenneth Ledeen

By: /s/ Norman L. Rasmussen    Director                                       June 30, 1997
        Norman L. Rasmussen

By: /s/ Timothy L. Tyler       Director                                       June 30, 1997
        Timothy L. Tyler


                                 EXHIBIT INDEX

Exhibit
  No.                                   Description

   2.1 Stock Purchase Agreement dated as of December 31, 1996 by and among SofTech, Inc., Information Decisions, Inc., Computer Graphics Corporation, and John Davis, Matthew Elzea and Daniel Iaria.

   2.2 Stock Purchase Agreement dated as of February 27, 1997 by and among SofTech, Inc., Information Decisions, Inc., RAM Design & Graphics, and Roy L. Thrower, Michael D. Collins and Allen Carrico.

   5.1 Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered.

  23.1      Consent of Coopers & Lybrand L.L.P., Independent Accountants.

  23.2 Consent of Goodwin, Procter & Hoar (included in Exhibit 5.1 hereto).

  24.1 Power of Attorney (included on page 17 of this registration statement).